EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Wendy’s/Arby’s Group, Inc. on Form S-3 of our report dated February 27, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Wendy's International, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2007. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

November 10, 2008